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                                                                   EXHIBIT 10.33

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


May 19, 1999

Mike Long
Chief Executive Officer
Healtheon Corporation
4600 Patrick Henry Drive
Santa Clara, CA 95054

Dear Mike:

        This letter of agreement ("LOA") is entered into as of May 19, 1999 ("Effective Date") and sets out the principal terms and objectives and obligations of Healtheon Corporation ("Healtheon"), WebMD, Inc. ("WebMD") and Microsoft Corporation ("Microsoft") with respect to the strategic relationship which will exist between the parties in the event that Healtheon acquires WebMD (with whom Microsoft has existing contractual and equity relationships), pursuant to an Agreement and Plan of Reorganization under negotiation as of the date of this LOA or otherwise ( the "H-W Transaction"). All of the terms set forth in this LOA will need to be memorialized in a definitive written agreement(s) (the "Agreement") satisfactory in form and substance to each party. The legal obligations of each party with respect to the terms and conditions set forth in this LOA will be solely as specified in this LOA. Each party agrees to work together in good faith with the goal of concluding such Agreement no later than May 30, 1999 or such other time as the parties mutually agree. This LOA shall be legally binding until such time as the parties execute the Agreement or such other time as the parties may mutually agree, provided that if negotiations are terminated following the public announcement that the H-W Transaction will not proceed, this LOA will have no legal effect.

1.      DEFINITIONS.

        1.1 "ASSIGNEE" means Healtheon, or in the case of a merger between Healtheon and WebMD or some other process by which Healtheon is not the parent company resulting from the H-W Transaction, that H-W Entity.

        1.2 "HEALTHEON SITE" means the Healtheon Web site currently located at the URL http://www.healtheon.com or any successor site(s) or version(s) (e.g., localized for an international market, distributed to a specific user group, etc.) thereof, including but not limited to the Healtheon Consumer Site and the Healtheon Professionals Section.

        1.3 "HEALTHEON CONSUMER SITE" shall mean that part of the Healtheon Site currently located at the URL http://www.healtheon.com or any successor site(s) or version(s) thereof which is directed at a consumer market.

        1.4 "HEALTHEON PROFESSIONALS SECTION" shall mean that part of the Healtheon Site currently located at the URL http://www.healtheon.com or any successor site(s) or version(s) thereof that targets medical professional market.

        1.5 "H-W ENTITY" means the parent company resulting from the H-W Transaction (which is expected to be Healtheon) in the event the H-W Transaction results in a parent-subsidiary structure; otherwise, H-W Entity means the surviving legal entity following the closing of the H-W Transaction, or the acquiring party in the event that the H-W Transaction is structured as a purchase of assets.

2. ASSIGNMENT OF DISTRIBUTION AND CROSS PROMOTION AGREEMENT. Healtheon, Microsoft and WebMD agree that upon closing of the H-W Transaction and completion of all necessary regulatory requirements (a) WebMD will



[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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assign to the Assignee, all of WebMD's rights and obligations under the
Distribution and Cross Promotion Agreement dated as of May 7, 1999 between Microsoft, WebMD, WebTV and MSNBC ("WebMD Agreement"), (b) the Assignee will accept such assignment and all such obligations thereunder, except as modified under this LOA or as otherwise agreed by Microsoft, (c) the Assignee will be fully and solely responsible for all obligations of WebMD under the WebMD Agreement, and (d) all references in the WebMD Agreement to WebMD will mean Assignee and all references in this LOA to Healtheon shall mean Assignee. Microsoft agrees to approve and secure such other agreements as are necessary to approve (as required to satisfy the requirements of Section 18.3 of the WebMD Agreement) such assignment by WebMD. Each party agrees to execute such documents as are necessary to give effect to the foregoing and such in a form as mutually agreed between the parties.

3. MODIFICATIONS TO THE WEBMD AGREEMENT. Effective upon the closing of the H-W Transaction, the parties hereby amend the WebMD Agreement as set forth below. In the event of any inconsistency between the provisions of the WebMD Agreement and this LOA, the provisions of this LOA shall control:

        3.1 All obligations with respect to the WebMD Site, e.g., as set forth in Sections 3.2 (Internet Access), 3.4 (Other Microsoft Properties), and
3.5 (MSN Module) of the WebMD Agreement, as such may be modified by this LOA, will apply to both the WebMD Site and to the Healtheon Site and any successors or parts thereof.

        3.2     With respect to and without limiting anything contained in
Section 3.3 of the WebMD Agreement, in the event that Microsoft elects to create a combined health care-related directory for the Health Channel (as defined in the WebMD Agreement), Healtheon's health care-related directory listings shall also be made available for inclusion in such directory.

        3.3 Without limiting anything contained in the WebMD Agreement, with respect to any rights Microsoft, MSNBC and/or WebTV has with respect to the WebMD Consumer Site (as defined in the WebMD Agreement), Microsoft, MSNBC and/or WebTV shall also have such rights with respect to the Healtheon Consumer Site (e.g., the Health Channel (as defined in the WebMD Agreement) shall include content, features, technology and the like from the Healtheon Consumer Site) subject to any agreements Healtheon or WebMD has with third parties in existence as of the Effective Date. Without limiting anything contained in the WebMD Agreement, with respect to any rights Microsoft, MSNBC and/or WebTV has with respect to the WebMD Medical Professionals Section (as defined in the WebMD Agreement), Microsoft, MSNBC and/or WebTV shall also have such rights with respect to the Healtheon Professionals Section to the extent that Healtheon is able to provide such rights under its agreements with third parties in existence as of the Effective Date. In all agreements executed with third parties after the Effective Date, Healtheon shall exercise best efforts to obtain the foregoing rights for Microsoft, except that, Healtheon's obligation as set forth in this Section 3.3 shall not apply to content, features and technology that it may create for a custom project so long as such content, features and technology are not included on the Healtheon Site or WebMD Site. In addition, Healtheon will provide significant online and offline promotional opportunities surrounding the successful positioning and launch of Healtheon's Community Directory Services ("CDS"). CDS is defined as a regional directory and information service comprising physicians and healthcare institutions that will include a vehicle for health care institutions and providers to publish information about themselves to the local community, affording them the opportunity to interact directly with consumers; it will include the ability for MSN-generated consumers and professionals to link to healthcare transactions on the Healtheon website, thereby creating a transaction revenue stream for MSN. This ability to do a locally-directed search which facilitates consumer to physician transactions and communications will be unique to the CDS exclusively distributed on MSN; provided, however, that Healtheon may offer the CDS on the Healtheon Site, but may not offer or provide the CDS to any third party sites. Within the proposed CDS, Healtheon will enable broader e-commerce capabilities to complement the core Healtheon transaction sets. This includes linking the participating CDS firms with a buying/selling environment for supplies, services and goods. Participation in the broader CDS will be key to driving commerce within the Mall area of the MSN Site and in Microsoft's discretion, within the Mall area of the Healtheon site, which, in Microsoft's discretion, shall also be accessible and promoted from the Health Channel or other Microsoft Internet properties.

        3.4 TRANSACTION REVENUES. In addition to those amounts set out in the WebMD Agreement, Healtheon will pay Microsoft a royalty in consideration of Microsoft's distribution of the Health Channel and other Healtheon consumer and business to business services. Such royalty shall be equal to * of Healtheon "Net Transaction Revenues" for "Electronic Transactions" that originate on the Health Channel or other Microsoft



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[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY
WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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properties. "Electronic Transactions" means electronic transactions between healthcare institutions (e.g. payers and providers) or between consumers and healthcare institutions, and suppliers and healthcare institutions such as, but not limited to, claims submissions, claims status inquiries and eligibility inquiries. Electronic Transactions will include the EDI transaction set currently processed by Healtheon and any additions to that transaction set that Healtheon may make during the term of the WebMD Agreement. The parties will prepare and agree upon a written schedule listing all Electronic Transactions and update such schedule from time to time as new transactions become available. "Net Transaction Revenues" means the gross fees paid to Healtheon for such transactions less direct, variable expenses paid to third parties incurred to process such transactions. Specific examples of these expenses include:

                a. Commercial EDI Claim: PMS vendor transmits claim from provider office to Healtheon; Healtheon pays PMS vendor
                        * for such claim; Healtheon routes claim on to commercial insurance company; Insurance company pays Healtheon * for such transaction. Healtheon has gross fees for such transaction of *, direct variable expenses paid to third parties of *, and Net Transaction Revenues" of *.

                b. Medicare EDI Claim: PMS vendor transmits claim to Healtheon; PMS vendor pays Healtheon * to accept such claim; Healtheon routes claim to clearinghouse; Healtheon pays clearinghouse * to accept such claim. Healtheon has gross fees of *, direct variable expenses of *, and Net Transaction Revenues of *.

                c. Laboratory Transaction: Provider office transmits order for clinical lab test to Healtheon; Healtheon transmits order to Clinical Lab; Clinical Lab transmits result to Healtheon; Healtheon transmits results to provider. Clinical Lab pays Healtheon *. No third party fees are paid. Net Transaction Revenues are *.

        3.5 Healtheon shall exercise best efforts to meet the obligations as specified in the Migration Plan to be developed pursuant to Section 11 below. In the event that Healtheon fails to meet its obligations under the preceding sentence, Microsoft shall notify Healtheon of such failure and Healtheon shall have a 90 day period in which to cure such failure. For purposes of this Section 3.5, "cure" shall mean that Healtheon has demonstrated substantial visible progress toward the goals as outlined in the Migration Plan. If, at the end of such 90 day cure period, Healtheon has failed to cure such failure, Microsoft shall have the right to immediately suspend its obligation under Section 12.2(a) of the WebMD Agreement to pay * until such time as Healtheon has cured such failure (the "Suspension Period"). For each day of a Suspension Period, the applicable Year Guarantee shall be reduced by 1/365th and such amount shall be forfeited by Healtheon. The remedy provided for in this Section 3.5 is not meant to waive any other rights or remedies available at law or equity.

        3.6     In addition to and without limiting anything contained in
Section 2.5 of the WebMD Agreement, Healtheon agrees not to provide the CDS or any part thereof to any third party, for distribution on the Internet, without Microsoft's prior written consent. Further, in the event that Healtheon enters into an agreement with any *. Nothing in this Section 3.6 is intended to prevent Healtheon from placing advertisements on the Top Ten Portal Sites or other third party sites. Microsoft shall have the right to distribute Healtheon's Community Directory Service, but shall not be obligated to include it on any Other Microsoft Properties (as defined in Section 3.12 below).

        3.7 BASIC MEMBERSHIP FEE. Section 1.25 of the WebMD Agreement is amended to read as follows:

        "BASE MEMBERSHIP FEE" shall mean the lesser of (i) $29.95 per month *

        3.8 WEBMD ADVERTISING/SPONSORSHIP REVENUES. The parties agree that WebMD Advertising/Sponsorship Revenues, WebMD Upsell Revenues, and WebMD E-Commerce Revenues do not include the Base Membership Fees (or similar membership fees, however they may be structured in the future; provided, however, that the definition of such membership fees may not be the same or substantially similar to the definitions of WebMD Upsell Revenue, WebMD E-Commerce Revenue or WebMD Advertising Sponsorship Revenues as defined in the WebMD Agreement) paid by End User Members, or paid by Microsoft, DuPont or other underwriters of WebMD memberships.



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[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY
WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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        3.9     HEALTH CHANNEL REQUIREMENTS. The parties agree to the following points of clarification, which shall override any conflicting provisions of the WebMD Agreement:

                3.9.1 Healtheon may create custom web sites or portals for its healthcare institution customers (for example, without limitation, providers such as Baylor Healthcare or payers such as United Healthcare), and Healtheon will not be required to provide to Microsoft or notify Microsoft of the content or features of such custom web sites. Healtheon will promote Microsoft technology to its customers, including the use of Microsoft platforms for such custom web sites. Healtheon will advise Microsoft on the extent of Healtheon customer usage of Microsoft technology on an aggregate basis to the best of Healtheon's knowledge. By way of example, Healtheon will provide Microsoft with a list of names of those customers for whom Healtheon builds such custom web sites or portals based on Microsoft technology, including what percentage of all custom web sites and portals built by Healtheon such customers represent, subject to any confidentiality obligations of Healtheon.

                3.9.2 In the event that Healtheon desires to offer to third parties advertisements and sponsorships on the Health Channel, it shall notify Microsoft of such desire and the parties shall meet to discuss Healtheon's proposal in this regard. The parties shall agree in advance in writing on a plan detailing agreed upon packages and sales plans for such advertisements and sponsorships. Nothing in this Section 3.9.2 is intended to impair or in any way diminish Microsoft's rights under
        Section 6.1 of the WebMD Agreement.

        3.10 INTERNATIONAL DISTRIBUTION. The parties agree that the provisions of Section 2.3 of the WebMD Agreement apply only to markets outside of the United States.

        3.11    USER INFORMATION.

                3.11.1 OWNERSHIP/USE. Microsoft and Assignee shall jointly own any and all User Information collected by either party from Users of the Health Channel and the party collecting such User Information will use commercially reasonable efforts to obtain from such Users the right to share such User Information with the other party, provided that each such User shall in all cases be given the right to opt out of any use (including sharing between the parties) of any of such Users' Personal Information. Microsoft and Assignee shall jointly own any and all User Information collected from (a) all Users of the WebMD Consumer Site and Healtheon Consumer Site whose use of either such site originated on the Health Channel or any MSN Site, (b) all End User Members with Microsoft-sponsored WebMD Memberships, and (c) relating to End User Members who receive WebMD Memberships through Microsoft or Microsoft distribution partners, provided that they party collecting such User Information will use commercially reasonable efforts to obtain from such Users the right to share User Information with the other party, provided further that (i) each such User shall in all cases be given the right to opt out of any use (including the sharing between the parties) of any of such Users' Personal Information. The collecting party of any such User Information described herein shall provide such User Information to the other party on a monthly basis in such format as reasonably requested by such other part. As between the parties, each party may use the User Personal Information in its possession solely for the purpose of fulfilling the product or service for which the information was collected and otherwise as requested by a User concerning such User's Personal Information, provided, however, that subject to any such User request all User Information shall be treated in the same fashion as Confidential Information pursuant to Section 10 below and specifically, without limitation, shall not be provided to any third party nor used on behalf of any third party, including but not limited to, for promoting or advertising any third party, without the other party's prior written consent. Notwithstanding the foregoing, each party hereby approves the other party using and providing to third parties Aggregate Information to be used in research projects and statistical reporting. Any other use of the User Information during the Term shall be by mutual agreement of the parties. As between the parties, upon termination of this Agreement,
        (x) each party may retain the User Information in its possession and no party shall restrict the other's use in any way and (y) the collecting party shall provide to the other party all User Information pertaining to the MSN Users of the WebMD Health Communities (as defined in Section
        3.7 of the WebMD Agreement).



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[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY
WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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                3.11.2  Notwithstanding anything contained in sub-Section 3.11.1 above, (i) neither party shall be required to provide User Information to the other party if doing so would violate the End User's instructions, applicable laws or regulations, (ii) Healtheon will not be required to provide to, or to attempt to obtain User consent to provide to, Microsoft, WebTV or MSNBC any information that is subject to HIPAA or any other law or regulation pertaining to the protection of medical records, and (iii) subject to subsection 3.11.2(i) and (ii), Healtheon shall use best efforts to provide Microsoft with all User Information associated with non-medical record Internet and Web site usage, CDS, health communities directory, and use relating to any Microsoft provided services including but not limited to, Other Microsoft Internet
        Services, Other Microsoft Properties, MSN IA, Passport, and WebMD Health Communities.

                3.11.3 Except where the parties jointly use the User Information (and thus jointly obtain the user's permission and are jointly responsible for such use), each party shall be responsible for ensuring that its own use of the User Information (i) complies with all User consent requirements, including but not limited to as provided in
        Section 3.11.4 below, and (ii) complies with all applicable laws and regulations, including concerning the security, confidentiality, use or possession of User Information.

                3.11.4 CONSENT. In addition to the foregoing, any collection, disclosure or use of Personal Information by either party shall be subject to the User's consent, and the business practices and User privacy policies of the site from which it is collected (e.g., the Health Channel, an MSN Site, WebMD Consumer Site or Medical Professionals Section). The business practices and policies of each such site shall permit, as their default, the collecting party to grant the other party the rights required by this Section 3.11, unless the User specifically requests otherwise, and in all cases shall comply with any applicable laws governing the collection, dissemination and use thereof. "Consent" as used in this Agreement shall mean the approval of an adult, and in the case of minor children, the approval of the child's parent or legal guardian. WebMD and Microsoft shall mutually agree on the Health Channel user interface for the collection of Personal Information. Microsoft shall determine the privacy policy for the Health Channel. Assignee shall determine the privacy policy for the WebMD Site and Healtheon Site.

        3.12 OTHER MICROSOFT PROPERTIES. Except as prevented by any contracts between Healtheon and third parties existing as of the Effective Date, Healtheon agrees that Microsoft and its affiliates shall be the* provided that Healtheon may elect in its sole discretion not to provide *. For *, if Microsoft or its affiliates make publicly available such *. For purposes of the immediately preceding sentence, "commercially reasonable" shall mean those situations where Healtheon (1) has already made * and (2) has previously made a *. For New Microsoft Properties that Microsoft or its affiliates make publicly available after Healtheon makes publicly available *. The foregoing shall exclude, however, any Microsoft * that are predominantly health care related, unless mutually agreed upon by the parties. Except as prevented by any contracts in existence as of the Effective Date, in the event that Healtheon makes available to end users any non-web-based email technology, whether through the distribution of work stations or otherwise, Microsoft shall be the sole provider of such technology for such distribution and shall provide such technology under standard terms and conditions for such distribution; provided that such Microsoft technology be Microsoft Outlook or such other Microsoft technology designated by Microsoft. Without limitation, being the "*" means that *

        3.13 MSN MODULE. The provisions of Section 3.5 of the WebMD Agreement do not apply to the Medical Professionals Section of the WebMD Site or Healtheon Site.

        3.14 DISTRIBUTION OF MEDICAL PROFESSIONALS SECTION. Exhibit J-1 of the WebMD Agreement is amended by deleting * from such Exhibit. In the event that Healtheon determines that it will outsource its data center, Healtheon agrees that Microsoft may nominate vendors to bid on such opportunity and that Healtheon will provide such vendors a reasonable and equal opportunity to bid. In addition, the last sentence of Section 11.2(c) of the WebMD Agreement is hereby modified to read as follows:

        In addition, in the event that the parties mutually agree to allow a third party to host WebMD Offerings, WebMD hereby licenses to Microsoft and/or such third party all such rights as are necessary to permit Microsoft and such third parties to use, copy, execute, display, perform, distribute, transmit, and/or broadcast the agreed upon WebMD Offerings as necessary for Microsoft and/or such third party(ies) to host such WebMD Offerings.



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[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY
WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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        3.15    WEBMD ADDITIONAL PAYMENTS. In order to resolve an ambiguity in the wording of Section 12.3 of the WebMD Agreement, the parties agree that the amount on which the * is paid under Section 12.3 is capped at the applicable * and the * of the applicable *.

        3.16 PAYMENTS FOR MICROSOFT SPONSORSHIP COMMITMENT. Section 12.4(a)(iv) of the WebMD Agreement is hereby amended to read as follows:

                the amount of Distribution Payments due from WebMD to Microsoft in accordance with Section 12.5 below.

        3.17 WARRANTIES. (a) Subsection 14.1(ii) of the WebMD Agreement is amended to read as follows:

                except for those agreements identified in Exhibit F attached hereto, it has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Microsoft, MSNBC and/or WebTV herein;

                (b) Subsection 14.1(vii) is amended to read as follows: (vii) the WebMD Content, to the best of WebMD's knowledge after reasonable inquiry, is factually accurate and does not contain any information, instruction or formula that might be injurious to anyone's physical well-being, and that it does not, and its use by Microsoft as permitted in this Agreement will not, defame or disparage any third party. Notwithstanding the foregoing, the parties acknowledge that Healtheon's failure to review content provided by Healtheon or WebMD for accuracy (including, but not limited to, medical content) shall not constitute a breach of this Section 14.1(vii); provided, however, that nothing in this
                Section 14.1(vii) is intended to, nor shall it, in any way lessen or otherwise impact Healtheon's warranty or indemnification obligations set forth in Section 14.3 below.

        3.18 CONTENT SPECIFICATIONS. It is understood that the provisions of Exhibit A-1 of the WebMD Agreement do not apply to the Medical Professionals Section of the WebMD Site or Healtheon Site.

4. MICROSOFT ONLINE ID PROGRAM. Healtheon agrees to test, evaluate, and use, take sign ups for and accept the IDs for Microsoft's proprietary authentication service ("Microsoft Passport") on both the Health Channel (as provided in the WebMD Agreement) and on the Healtheon Site and the WebMD Site, and all of WebMD's existing profiling and authentication mechanisms will also take sign ups for and accept the IDs for Passport. Healtheon shall use Microsoft Passport in accordance with the terms of the then-current Microsoft Online ID Evaluation Program Agreement attached hereto as Exhibit A and such further standard terms and conditions that are offered from time to time in addition to or as a replacement for those currently contained in such agreement. The parties acknowledge and agree that Healtheon may accept other authentication mechanisms on the Healtheon Site and WebMD Site. Healtheon agrees, however, that Microsoft Passport will be the only authentication mechanism distributed (i.e., take sign ups) on the Health Channel (as provided in the WebMD Agreement) and on the Healtheon Consumer Site and WebMD Consumer Site other than any Healtheon proprietary authentication mechanisms existing as of the Effective Date or as mutually agreed between the parties. Healtheon's obligations under this Section 4 shall extend to any localized WebMD Consumer Site, to the extent that a localized version of Passport is available for the relevant market. In the event that Healtheon reasonably believes that Microsoft Passport does not meet its reasonable quality and service standards, or that it fails to comply with identified legal requirements, Healtheon shall notify Microsoft of the details of such concerns and Microsoft shall have ninety days in which to resolve such concerns. In the event that Passport does not meet such reasonable quality and service standards or Microsoft determines, in its sole discretion, that it is not commercially reasonable to modify Passport in such a manner as to resolve such concerns, then Healtheon shall be permitted to distribute and accept other mechanisms for the purposes identified in Healtheon's notice to Microsoft on the WebMD Site or the Healtheon Site.

5. OTHER MICROSOFT INTERNET SERVICES. Except as prevented by any contracts between Healtheon and third parties existing as of the Effective Date, upon notice from Microsoft that any such service or technology is available for distribution, Healtheon agrees, as soon as commercially feasible, to prominently implement on the Healtheon Site, and prominently provide end users with access from the Healtheon Site to, each Microsoft Internet service and



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[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY
WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

technology that is available on the MSN Site as of the Effective Date, including, but not limited to services and technologies included within the Other Microsoft Properties, a Microsoft business, e-commerce, communication service and technology, which includes a common format and process for exchanging products, business information, promotional information and other business data over the Internet, and a Microsoft web hosting service and technology, which includes software and tools that enable web site creation and hosting, and all other Microsoft Internet services not otherwise specifically addressed in other Sections of this Agreement that are available on the MSN Site as of the Effective Date ("Other Microsoft Internet Services") pursuant to Microsoft's standard user interface and distribution terms. For services or technologies not included in the Other Microsoft Internet Services ("New Microsoft Internet Services"), if Microsoft or its affiliates make publicly available such services or technology before Healtheon, Healtheon agrees that, where commercially reasonable, Microsoft and its affiliates shall be the sole providers of such New Microsoft Internet Services for the Healtheon Site and WebMD Site. For purposes of the immediately preceding sentence, "commercially reasonable" shall mean those situations where Healtheon (1) has already made substantial progress toward an alternate solution and (2) has previously made a significant investment in or contractual commitment to that alternative solution. For New Microsoft Internet Services that Microsoft or its affiliates make publicly available after Healtheon makes publicly available substantially similar services or technology, Microsoft and its affiliates shall be the sole providers of such new Microsoft Internet Services for the Healtheon Site and WebMD Site only upon mutual agreement of the parties. To such end, Microsoft shall provide Healtheon with such materials, technology and support as it routinely provides to other third parties distributing such technologies. In the event that Healtheon offers Other Microsoft Internet Services or New Microsoft Internet Services on the Healtheon Site in accordance with the foregoing, Healtheon shall not promote any competing technology on the Healtheon Site, other than during a commercially reasonable transition period for discontinuing any such promotion. Healtheon's obligations under this Section 5 are subject to Healtheon's contractual obligations existing as of the Effective Date, and shall extend to any version of the Healtheon Site localized for any international market and to any version(s) of the Healtheon Site, to the extent that a localized version of any Other Microsoft Internet Service(s) or New Microsoft Internet Service(s) is available for the relevant market. Healtheon shall develop, maintain, and host that which is necessary and reasonably requested by Microsoft to implement the services and technologies specified in this Section
5. Upon mutual agreement, the parties shall work together and with appropriate third parties to create appropriate industry standards.

6. SECURE MESSAGING AND NOTIFICATION SERVICES. The parties agree that within thirty days of the Effective Date, they will meet to discuss and determine whether to create a mutually agreed plan pursuant to which they will pursue opportunities for Healtheon in the following areas: (i) offering of Healtheon's secure messaging service to HotMail users; and (ii) joint development and provision of notification services (e.g., schedule an appointment, prescription refill reminders) to Health Channel users, including integration of such services into other MSN properties such as personalization services and Hotmail.

7.      MICROSOFT ADCU OBJECTIVES.

        7.1 PRESS RELEASE. Consistent with the technology and platform commitments made in the WebMD Agreement, simultaneously with the announcement of the H-W Transaction or at such other time as Microsoft and Healtheon mutually agree, Microsoft and Healtheon will jointly develop a public press release announcing Healtheon's long-term commitment to Microsoft's technology and platform and articulating the benefits of building a healthcare portal and transaction solution on Microsoft technology. In addition, Healtheon agrees to issue additional subsequent press releases and public announcements pertaining to successes or milestones of events utilizing Microsoft technology no less frequently than once per quarter or as otherwise mutually agreed between the parties, provided that such releases shall be at a time and in a form mutually agreed between the parties.

        7.2 ISV INTEGRATION. Understanding that Microsoft currently works with over 460 healthcare independent software vendors ("ISVs"), Microsoft and Healtheon agree to cooperate in good faith to develop a plan ("Plan 1") for integrating existing ISV applications and systems for transaction processing into the Healtheon solution for health care (including but not limited to use of the Healtheon Site and Healtheon healthcare transaction solutions) (i.e., to make compatible with the back end Healtheon technology). The Plan 1 will be completed within thirty (30) days of the Effective Date and will incorporate the following components:

                7.2.1 A clear value proposition to ISVs that positions Healtheon, to the extent reasonably possible consistent with Healtheon's business plan, as a healthcare web portal providing content, community, and



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

services. In the event that Microsoft reasonably determines that * is contrary to the parties' goals and intent with regard to the ISVs under the WebMD Agreement and this Agreement, * The parties shall have a *. The preceding sentence shall not impact Microsoft's * set out below if the parties are unable to resolve the conflict within the 45-day period. *

                7.2.2 A tiered approach to the market based on the ISVs value to Healtheon and Microsoft moving forward.

                7.2.3 A mutually agreed upon list of the top ISVs in the acute, ambulatory, and payor segments and PMS vendors.

                7.2.4 The details of a road show where both Healtheon and Microsoft meet with each of the agreed strategic ISVs to present the value proposition and obtain ISV commitments.

                7.2.5 A rapid integration methodology (outlined in the Section 11 below (MCS and Technology Commitments)) that provides value to the ISVs moving forward.

                7.2.6 A detailed joint Microsoft and Healtheon proposal to be presented to the ISVs regarding how to integrate the Healtheon solution for healthcare (including but not limited to use of the Healtheon Site and Healtheon healthcare transaction solutions) into the ISVs' line of business applications and offering the ISVs a Microsoft software subscription model to the extent that it exists that can be resold by the ISVs within their respective client bases. Such detailed joint proposal shall at a minimum include a description of the Healtheon Integration Platform ("HIP"). No later than the completion of the work outlined in the Migration Plan described in Section 11, HIP shall be based on the Microsoft Technology Platform and the Microsoft Healthcare Interoperability Framework. The scope of HIP includes: (I) Webtop integration framework for integrating third-party info-services (addresses issues such as common login, context-sharing, personalization etcetera); (II) secure messaging standard;
(III) common document distribution framework; (IV) common role-based security and authentication model; (V) data exchange interface for back-end integrations with third-party systems such as PMS, MCS, Payor, Membership, Lab, PBM and HRIS systems; (VI) standard mechanism for interfacing with other EDI gateways; (VII) data standards for administrative and clinical information; and (VIII) middleware-level integration standard. Microsoft will work with Healtheon to include HIP as relevant in Microsoft's other standards initiatives. Microsoft will promote interfacing to Healtheon's Internet transaction services through the Microsoft COM-based interfaces to be included in HIP, at such time as such interfaces are completed to the parties' reasonable satisfaction, as a healthcare industry standard means for ISVs to web enable their applications with Healtheon.

                7.2.7 Participation by both parties in the development of standard interface library(ies) for ISVs, legacy systems, etc. to support broad industry positioning. To that end, Healtheon shall adopt, and Microsoft and Healtheon will work together to promote and establish HIP and the Microsoft Healthcare Interoperability Framework (as defined in the WebMD Agreement). The Microsoft Healthcare Interoperability Framework is a multilevel standard designed to provide interoperability between applications and systems across desktops PCs, servers, networks, and legacy systems in the healthcare industry. The Microsoft Healthcare Interoperability Framework includes the Active X for Healthcare standard and BizTalk (which together include components of COM, DCOM, COM+, and XML or other enhancements).

                7.2.8 Participation by both parties in an ISV advisory board or steering committee which will include representatives of the top (measured in terms of physician distribution commitment) four ISVs that use and promote the Healtheon Site.

Plan 1 will provide at a minimum for calls to be made to the ISVs listed in Exhibit B. Microsoft will position the Healtheon solution for healthcare (including but not limited to use of the Healtheon Site and Healtheon healthcare transaction solutions) as a broad electronic health ("E-Health") strategy that provides healthcare content, community, and services and will use reasonable efforts to encourage its major ISV alliance partners to develop and integrate key distributed applications based on Microsoft technologies that would operate in conjunction with the functionality and content of the Healtheon Site. Healtheon will do such things as are commercially reasonable to permit existing ISVs to integrate their applications into the Healtheon solution for health care (including but not limited to integration into the Healtheon Site and Healtheon healthcare transaction solutions).



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

        7.3 MICROSOFT PRODUCT LICENSING COMMITMENT. Healtheon will agree to work with Microsoft in establishing a mutually agreed upon plan ("Plan 2") with respect to potentially incorporating a Microsoft software subscription model into its overall service offering. This Plan 2 shall include a definition of the products involved (i.e. IE, MSN, Office, BackOffice), pricing methodologies, as well as specific mechanics for deployment and periodic reporting to ADCU of sales influenced by Healtheon. This Plan 2 will be completed within thirty (30) days of the Effective Date. Plan 2 will include new subscription model pricing, if available, for Healtheon customers and a commission structure to incent Healtheon to distribute Microsoft software.

        7.4 LIMITATIONS. Subject to contracts in existence as of the Effective Date, during the Term of this LOA and the Agreement, Healtheon shall not, directly or indirectly, *. Subject to contracts in existence as of the Effective Date, during the Term of this LOA and the Agreement, if Healtheon, directly or indirectly, *. Healtheon shall keep Microsoft reasonably informed regarding all Healtheon Offerings planned or under development, subject to confidentiality requirements and obligations to third parties. The foregoing sentence does not apply to custom developments for Healtheon customers. For the purposes of this Agreement, "Healtheon Offering" means any co-branded or third party-branded Internet, intranet, broadcast or other electronic offering of health-related content, features, services, or technology that incorporates all or portions of the Healtheon Site. In addition, in the event that the parties mutually agree to allow a third party to host Healtheon Offerings, Healtheon hereby licenses to Microsoft and/or such third party all such rights as are necessary to permit Microsoft and such third parties to use, copy, execute, display, perform, distribute, transmit, and/or broadcast the agreed upon Healtheon Offerings as necessary for Microsoft and/or such third party(ies) to host such Healtheon Offerings.

8. BOARD REPRESENTATION. As part of its equity stake in Healtheon, Microsoft will be entitled to nominate one member of the Healtheon Board of Directors. At its next meeting of shareholders, Healtheon's board shall recommend to its shareholders the election of a nominee designated by Microsoft (the "Microsoft Designee") to the Healtheon Board of Directors. Further, upon the expiration of the Microsoft Designee's term, or the resignation of the Microsoft Designee from the Board of Directors, Healtheon's board shall recommend the election of the Microsoft Designee (or any substitute identified by Microsoft) at the next meeting of its shareholders following such expiration or resignation. In addition, Microsoft will have the right to designate one board observer.

9. HEALTHEON MANAGEMENT. The parties acknowledge and agree that it is anticipated that Mike Long will the Chairman and Chief Operating Officer of the H-W Entity, and that Jeff Arnold will be the Chief Executive Officer of the H-W Entity.

10.     OTHER RIGHTS. From time to time, in the event Healtheon receives *.

11.     MCS AND TECHNOLOGY COMMITMENTS.

        11.1 MICROSOFT TECHNOLOGY PLATFORM. Section 1.11 of the WebMD Agreement is amended to read as follows:

        "MICROSOFT TECHNOLOGY PLATFORM" shall mean those Microsoft technologies commonly referred to as: Microsoft Windows, Microsoft Office, Microsoft BackOffice and any of its components, Microsoft Commerce Server, Microsoft Visual Studio and COM, including any updates and upgrades thereto released during the term.

        11.2 ADOPTION AND USE OF MICROSOFT TECHNOLOGY PLATFORM. Healtheon agrees to make the Microsoft Technology Platform Healtheon's primary platform for the development of all new services, defined as those Healtheon services not in existence or under development as of the Effective Date. However, there will be well-defined quality of service checkpoints in the development timeline to address any issues with respect to the ability of the Microsoft Technology Platform to meet commercial readiness standards for quality, functionality and reliability.

        11.3 MIGRATION OF EXISTING SERVICES. Healtheon will migrate its existing services to the Microsoft Technology Platform in carefully planned phases. As part of the MCS engagement referenced in Section 11.4 below, Healtheon and Microsoft will mutually agree on a phased migration plan which will be based on, without limitation, the following: quality, functionality and reliability of the applicable Microsoft technology; the business



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ramifications to Healtheon and its customers of the migration; and the degree and manageability of the risks involved (the "Migration Plan"). Healtheon and Microsoft will develop and agree on a detailed Migration Plan no later than 90 days immediately following the Effective Date. The Migration Plan will include, at a minimum, the Healtheon services selected as candidates for migration, an anticipated migration schedule, Healtheon's anticipated internal use needs for Microsoft software products, and the estimated costs of migrating the selected services. The parties expect initially to migrate one service at a time and anticipate that migration of all selected services could require up to three years, but in any event, all migration of services shall be completed no later than three years from the Effective Date. The Migration Plan will include regular quality of service checkpoints to ensure that the applicable technology meets the agreed upon requirements for quality, functionality and reliability. The primary components of the Migration Plan will be jointly reviewed and revised as necessary at meetings between the parties held no less often than quarterly. Healtheon shall make best efforts to meet the requirements of the Migration Plan, including without limitation, the anticipated schedule and cost estimate.

        11.4 MCS ENGAGEMENT. No later than thirty days immediately following the Effective Date, Healtheon agrees to execute the Microsoft Master Services Agreement ("MSA") attached hereto as Exhibit D, pursuant to which it will engage all Microsoft Consulting Services ("MCS") and Microsoft Premier Support Services as provided for under this Agreement. Healtheon agrees to engage MCS to undertake development of the Migration Plan identified in Section 11.3 above, as further set forth in the MSA and MCS work order ("Work Order") attached hereto as Exhibit D. Any and all MCS services to be engaged by Healtheon pursuant to this Agreement and/or the WebMD Agreement shall be set forth in a Work Order pursuant to the MSA, which Work Order shall be mutually agreed upon and executed by the parties prior to the commencement of any such MCS services.

        11.5 COST OF MIGRATION. Microsoft will provide financial assistance for Healtheon's migration to Microsoft technology as follows:

                11.5.1 * Microsoft will support Healtheon's adoption of the Microsoft Technology Platform for internal use by providing, * certain Microsoft software licenses as set forth in Exhibit G attached hereto and any other Microsoft software licenses reasonably required and agreed between the parties. Such software shall be used solely for internal development purposes and internal use and not for use in Healtheon's production environment or operations. Microsoft's obligation to provide such software licenses is expressly subject to and conditioned on Healtheon's purchase of maintenance for such software licenses during the Term, as follows. No later than 90 days immediately following the Effective Date, Healtheon will execute a Microsoft Enterprise Select Agreement or Microsoft Select Agreement (the "Enterprise Agreement") pursuant to which it will acquire the software licenses and maintenance as provided in this Section 11.5.1. Healtheon acknowledges and agrees that for any initial licenses that Microsoft provides during the first year of the term of this Agreement, Healtheon shall purchase maintenance as provided in the Enterprise Agreement for a minimum period of three years. In the event that, at Healtheon's request, Microsoft agrees to provide additional software licenses *during the second or third year of the term, Healtheon shall purchase maintenance under the Enterprise Agreement for such additional licenses for a minimum of two years from the date on which Microsoft grants any such license. Additional licenses granted in year three of the term will, subject to the purchase of the relevant maintenance by Healtheon pursuant to the Enterprise Agreement, be enrolled under either (i) the Enterprise Agreement as extended into a fourth year or (ii) a new mutually agreed Select or Open License Agreement, providing in either case for maintenance for such licenses for a minimum of two years from the date on which Microsoft grants any such license.

                11.5.2 *. To the extent that prior to the Effective Date Healtheon has * that it will no longer be able * as a result of the requirements and obligations of this Agreement *, Microsoft agrees to * In addition, to the extent that after the Effective Date and before the completion of the migration at the end of the third year of the term, Healtheon is required to * Microsoft shall *. Microsoft's * under this
        Section 11.5.2 shall be subject to mutual agreement by the parties of *.

                11.5.3 HARDWARE AND TRAINING. Subject to all applicable legal restrictions, Microsoft shall exercise best efforts to work with Healtheon to provide it with access to the favorable discounts available from hardware suppliers with whom Microsoft has ongoing business relationships. Microsoft shall exercise best efforts to assist Healtheon in establishing relationships with Microsoft Certified Technical



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

        Education Centers ("CTECs") to assist Healtheon in obtaining favorable discounts for training services related to Microsoft software products.

                11.5.4 MCS CONSULTANT EXPENSE. The parties agree that the dollar limit of * as provided in Section 4.4 of the WebMD Agreement shall be increased to *. All other terms and conditions of Section 4.4 shall remain the same.

                11.5.5 OTHER FUNDING. Microsoft will make funding available to Healtheon during the first three years of the term in an amount not to exceed *. If it is mutually agreed that additional funding is required, Microsoft will make up to an additional * available during such period. The parties currently anticipate that part of such amount shall be available to Healtheon in each of the first two years of the term. Beginning on the third anniversary of the Effective Date, Healtheon will begin to *, that will enable Microsoft to * under this Section 11.5.5, *, no later than the fifth anniversary of the Effective Date. Microsoft's obligation to provide any funding under this Section 11.5.5 is expressly subject to and conditioned upon the parties reaching mutual agreement on the terms and conditions of a funding plan within sixty days immediately following the Effective Date. Failure to agree on the terms of funding as provided for in this Section 11.5.5 shall not in any way impact or alleviate Healtheon's other obligations under this LOA. Other key terms of the funding plan shall include:

                o If Microsoft terminates the WebMD Agreement and/or this LOA due to a breach by Healtheon, Healtheon will, within 30 days of the date of termination, provide the aggregate amount of the funding back to Microsoft *.

                o The funding relationship shall not be assigned without Microsoft's prior written consent. In the event the relationship is assigned without Microsoft's consent, Healtheon will, within 30 days of the date of assignment, provide the aggregate amount of the funding back to Microsoft *.

                o The parties will *, at the end of the third or fourth year of the term, that Microsoft will * the end of the fifth year of the term.

                o Microsoft agrees to work with Healtheon to provide the most favorable accounting treatment. Healtheon's obligations covered under this Section 11 are not conditional on this Section 11.5.5 to the extent that Microsoft and Healtheon cannot agree on the funding terms as principally outlined above in this Section 11.5.5.

        11.6 MICROSOFT PREMIER SUPPORT. No later than thirty days immediately following the Effective Date, Healtheon shall purchase Microsoft Premier Support Services for Developers, Level B, pursuant to the terms of the MSA at standard rates for such services. Healtheon shall maintain such Premier support services at least at the level specified in this Section 11.6 for a minimum period of three years.

        11.7 To the extent that any of the provisions of this Section 11 are inconsistent or conflict with the provisions of Section 4 of the WebMD Agreement, the parties agree that the terms of this Section 11 shall control.

12.     GENERAL TERMS AND CONDITIONS

        12.1 PROPRIETARY RIGHTS. Each party agrees that except as expressly licensed to another party, each party shall retain all right, title, and interest in any and all materials it delivers to any other party for use under this LOA or the Agreement and no other party shall alter, modify, copy, edit, format, translate, create derivative works of or otherwise use any materials, content, feature or technology, etc. without express written approval. If any parties agree to jointly develop any content, materials, services, technology, features or otherwise, ownership of such development shall be specifically detailed in an appropriate agreement prior to the start of any development.

        12.2 CONFIDENTIALITY. Each party acknowledges and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement dated as of even date herewith ("NDA"), attached hereto as Exhibit E, is incorporated into this Agreement and that all of the terms of this LOA and of the Agreement (including but not limited to its existence) and all discussions and negotiations related thereto are considered Confidential



                                       11



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Information as defined in the NDA. In the event that any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall control.

        12.3 TRADEMARKS. Any use of a party's names, brands or logo(s) shall be pursuant to appropriate agreements and guidelines regarding such use.

        12.4 DISTRIBUTION OF CONTENT AND MSN INTERNET TECHNOLOGIES. Healtheon's distribution of any Microsoft, WebTV or MSNBC content and the MSN Internet Technologies shall be pursuant to appropriate agreements and guidelines regarding such distribution.

        12.5 PRODUCTS OR SERVICES DELIVERED UNDER THE TERMS OF THIS AGREEMENT SHALL BE SUBJECT TO THE TERMS OF THE LIMITED WARRANTY STATEMENT, IF ANY, SPECIFIED BY THE DELIVERING PARTY FOR THE SPECIFIC PRODUCT OR SERVICE. CERTAIN SOFTWARE PRODUCTS MAY BE PROVIDED TO THE OTHER PARTY "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND, IF SO DESIGNATED BY THE LICENSOR. FOR SUCH PRODUCTS, THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF SUCH SOFTWARE IS ASSUMED BY THE RECEIVING PARTY AND ITS CUSTOMERS AND SUBLICENSEES, IF ANY. THE WARRANTIES SET FORTH IN SECTIONS IN THIS SECTION 12.6 OR ELSEWHERE IN THIS LOA OR THE AGREEMENT ARE THE ONLY WARRANTIES MADE BY THE PARTIES. EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OR REPRESENTATION EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE. NO PARTY WARRANTS THAT ACCESS TO OR USE OF THE SITES OR CHANNELS WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY SOFTWARE OR SERVICES WILL MEET ANY PARTICULAR CRITERIA OF PERFORMANCE OR QUALITY.

        12.6 LIMITATION OF LIABILITIES. NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO ANY PARTY'S (A) ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF; (B) OBLIGATIONS UNDER
SECTION 10 OR THE NDA; AND (C) INDEMNIFICATION OBLIGATIONS UNDER SECTION 14.

        12.7 INSURANCE. Healtheon shall procure and during the Term maintain such insurance in a form and with insurers reasonably acceptable to Microsoft, as is required by Microsoft, which shall in no event be less than that required of WebMD under the WebMD Agreement.

        12.8 INDEPENDENT CONTRACTORS. The parties are independent contractors with respect to each other, and nothing in this LOA or the Agreement shall be construed as creating an employer-employee relationship, a partnership, agency relationship or a joint venture between the parties.

        12.9 GOVERNING LAW. This LOA and the Agreement shall be governed by the laws of the State of New York as though entered into by New York residents and to be performed entirely within the State of New York. The parties consent to exclusive jurisdiction and venue in the state and federal courts sitting in New York. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

        12.10 ASSIGNMENT. No party may transfer, assign or sublicense this LOA or the Agreement, or any rights and/or obligations hereunder, whether by contract or by operation of law, except with the express written consent of the other parties, and any attempted transfer, assignment or sublicense by a party in violation of this Section shall be void and shall constitute a material default and breach of this Agreement.

        12.11 CONSTRUCTION. In the event that any provision of this LOA or the Agreement conflict with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction,
(i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of



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

the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this LOA or the Agreement shall remain in full force and effect. This LOA or the Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any party.

        12.12 NOTICES. All notices and requests in connection with this Agreement shall be given in writing and shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To Microsoft:                           To Healtheon:

Microsoft Corporation                   Healtheon Corporation
One Microsoft Way                       4600 Patrick Henry Drive
Redmond, WA  98052-6399                 Santa Clara, CA 95054

Phone:  425.882.8080                    Phone: 408.876.5000
Fax:    425.936.7329                    Fax:   408.876.5010

Attention:                              Attention: Chief Executive Officer
Copy to: Law & Corporate Affairs,       Copy to:   General Counsel
         US Legal
         Fax:   425.936.7409                       Fax:   408.876.5450

or to such other address as a party may designate pursuant to this notice provision.

        12.13 ENTIRE AGREEMENT. This LOA and the Agreement shall not be effective until signed by both parties. This LOA constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or communications and shall not be superceded except by execution of the Agreement. This LOA shall not be modified except by a written agreement dated subsequent to the date of this LOA and signed on behalf of by each party by their respective duly authorized representatives. No waiver of any breach of any provision of this LOA shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.



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        If the foregoing is acceptable to you, please execute it where indicated
below.

                                        Very truly yours,

                                        Laura Jennings
                                        Vice President
                                        Microsoft Corporation

ACKNOWLEGED AND AGREED

HEALTHEON CORPORATION.

By

Name (Print)

Title

Date

WEBMD, INC.

By

Name (Print)

Title

Date



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